DiVall Insured Income Properties 2, L.P.
Quarterly News

February 15, 2020

2020 PARTNERSHIP OPPORTUNITIES

Brakes4Less – This property is not consistent with our core quick service restaurants with favorable percentage rents. The new tenant's rent abatement period ends May 16, 2020. With the commencement of rent, a Buyer can partially finance a purchase and service debt from current rent. We want to sell this property as the property's value has been enhanced and stabilized with our new tenant.

Applebee's – This property is demonstrating positive sales resiliency and has again produced percentage rent. We think in the current interest rate environment; limited investment opportunities in lower risk assets; and the understanding that a "Wendy's Portfolio Buyer" might limit a single Applebee's valuation … this may well be the best time to sell this Applebee's. We will market for sale in 2020.

Wendy's – Our Wendy's showed strong sales growth in 2019. The franchisee feels the economy is favorable for his customers and he sees no hiccups on the 2020 horizon. The franchisee recently stated … "this economy is finally putting money in the right people's hands … our customers!" Wendy's will be launching breakfast this year and this time Wendy's corporate listened to the franchisees. Our franchisee's best estimate is $200 - $250,000 of breakfast sales annually. We have 8 stores and at $200,000 per store, the sales increase attributable to breakfast would be $1,600,000 in which we would earn 7% from percentage rents or approximately $100,000 (over $2/unit) per year from breakfast.

We also are currently negotiating amendments to 3 Augusta, GA Wendy's that would replace the 2026 expirations with 2040 expirations with approximately twice the existing fixed rents. Stronger fixed rent levels will be a valuation positive.

Conclusion …. There is much to do in 2020 to seize opportunities and we are anxious to accomplish all that has been set out above.

DIVALL INVESTOR RELATIONS CONTACT INFORMATION:

MAIL: DiVall Investor Relations
c/o Phoenix American Financial Services, Inc
2401 Kerner Blvd.
San Rafael, CA 94901
PHONE: 1-844-932-1769 NOTE NEW NUMBER
FAX: 1-415-485-4553

Distribution Highlights

- **$600,000 ($12.96 per unit)** will be distributed for the fourth quarter of 2019 on or about February 15, 2020.
- Since the Partnership's initial "investable" capital raise of $39 million (net of $7 million of syndication fees) in the early 1990's; the Partnership has distributed approximately $78 million to investors, from both operations and strategic sales.

QUESTIONS & ANSWERS

- ***When can I expect to receive my next distribution mailing?***
  Your distribution correspondence for the First Quarter of 2020 is scheduled to be mailed on or about May 15, 2020.

- ***How can I obtain hard copies of Quarterly and Annual Reports or other SEC filings?***
  Please visit the Investor Relations page at the Partnership website at www.divallproperties.com or the SEC website at www.sec.gov to print a copy of the report(s) or contact Investor Relations.

- ***How do I have a question answered in the next Newsletter?***
  Please e-mail your specific question to Lynette DeRose at lderose@theprovogroup.com or visit the Investor Relations page at www.divallproperties.com.

- ***I've moved. How do I update my account registration?***
  Please mail or fax to DiVall Investor Relations a signed letter stating your new address and telephone number. Updates cannot be accepted over the telephone or via voicemail messages.

Access to Additional Financial Information

For further quarterly 2019 unaudited financial information, see the Partnership's interim financial reports filed as part of the Partnership's Form 10-Q. A copy of this filing and other public reports can be viewed and printed free of charge at the Partnership's website at www.divallproperties.com or at the SEC's website at www.sec.gov. The Partnership's 2018 Annual Report on Form 10-K was filed with the SEC on April 1, 2019, which also can be accessed via the websites listed.